Exhibit 10.4

MORTGAGE

THIS MORTGAGE made and entered into this 7th day of September, 2010, by and between Four Rivers Real Estate, Inc. (f/k/a Four Rivers STT Development Company, Inc.), of 1637 Shar-Cal Road, Calvert City, KY 42029, hereinafter referred to as MORTGAGORS, and Strategy Funding, LLC, of P.O. Box 7766, Paducah, Kentucky 42002-7766, hereinafter referred to as MORTGAGEE .

WITNESSETH:

THAT WHEREAS, the Mortgagee has made certain advances to Mortgagors and Mortgagors anticipate further advances received by Mortgagors, Mortgagors herein grant and convey to Mortgagee a Mortgage not to exceed the principal sum of Five Hundred Thousand Dollars ($500,000.00). Said Mortgage shall be due and payable as evidenced by a promissory note of even date entered into by and between the Mortgagors and Mortgagee; however, unless sooner paid the entire principal sum will be due and payable 7th September, 2013.

NOW, THEREFORE, for the purpose of securing the payment  of said indebtedness incurred or hereinafter acquired, any and all renewals, extensions and modifications thereof, and any additional advances made pursuant to this agreement, any amounts spent or incurred by Mortgagee to protect or secure this Mortgage, for purposes of securing fulfillment of all covenants or conditions herein contained, Mortgagors herein mortgage, grant and convey to Mortgagee with a covenant of general warranty the following described property:

SEE ATTACHED EXHIBIT A

The Mortgagors, jointly and severally if more than one, covenant that until said debt is fully paid, it will:

(1)  Promptly pay all taxes, assessments, or other legal levies, that are now or may hereafter become a lien upon said property and will maintain general liability insurance in an amount not to exceed the amount of the loan herein described which will protect the equity of the Mortgagee in said property, whichever is lesser; said insurance is to be placed with some good and solvent insurance company to be approved by the Mortgagee, and said policy or policies therefor are to be assigned or made payable to the Mortgagee by a standard mortgage clause attached thereto.

Said policy is to be delivered to Mortgagee to be held as additional collateral for this loan.  Upon failure to Mortgagors to do so, the Mortgagee may, at its option, pay said insurance premiums, taxes, and other legal claims against said property, and all such sums so paid will become the further indebtedness of the Mortgagors and will bear interest from date of payment by Mortgagee until fully paid by the Mortgagors and will be further secured by this Mortgage in addition to the sums herein above set out.

(2)  Maintain the improvements on the mortgaged premises in good repair and not commit or permit any damage or waste to the improvements or the premises herein mortgaged.

(3)  Mortgagors will not allow any other liens to accrue thereon, nor sell said property or any interest therein, without the written consent of the Mortgagee so long as this mortgage will remain in effect.

(4)  That in the event any of the obligations secured by this mortgage will become in default and the Mortgagee will employ an attorney to enforce the payment thereof or foreclose thereon, then the Mortgagors promise to pay, in addition to the obligations secured hereby, such reasonable attorney's fee as may be incurred by the Mortgagee to the extent paid or agreed to be paid; however, no fees will be paid or allowed for a salaried employee of the Mortgagee.

(5)  In the event Mortgagors fail to perform any of the covenants or conditions contained in the said note or in this mortgage in the time and manner specified, time being of the essence of said note and of this mortgage, then the entire unpaid obligation, at the option of the holder hereof, will forthwith mature and become due and payable without further demand or notice together with interest and charges as provided for in said note.  It is further understood that a waiver by the Mortgagee of a breach of any of the terms or conditions of said note or of this mortgage will not constitute a waiver of a subsequent breach.

(6)  Prior to release of this mortgage, Mortgagee, at its option, may make additional advances to Mortgagors.  Such additional advances, with interest thereon, will be secured by this mortgage unless Mortgagee expressly waives such security, provided, however, that if any particular advance would confer upon any person the right to rescind the transaction pursuant to Section 125 of the federal truth in Lending Act (15 U.S.C. 1635) or its implementing Regulation Z (12C.F.R. 226.23), that particular advance will be secured by this mortgage only if the Mortgage timely delivers to each person who has the right to rescind at least one copy of the disclosures and two copies of the notice of the right to rescind required by said Act.  At no time will principal amount of the indebtedness secured by this mortgage, not including sums advanced in accordance herewith to protect the security of this mortgage, exceed the original amount of the Note, plus $500,000.00.  All additional advances secured by this mortgage shall be due and payable on or before the Final Maturity Date of the Note, or such time as demand for payment may be made by Mortgagee.

The covenants contained herein will be binding upon the heirs, successors, and assigns of the parties hereto.  Should the Mortgagors well and truly pay said debt and interest and perform all the covenants and agreements herein set out, then the Mortgagee will release this mortgage at the request and costs of the Mortgagors.

IN TESTIMONY WHEREOF, the Mortgagors have hereunto subscribed its name on the date first above written.

FOUR RIVERS REAL ESTATE, INC.

By:	/s/ Gary Hudson

Print Name:	Gary Hudson
Title:	Senior Vice President

COUNTRY OF ENGLAND

TOWN OF CHESHAM

I certify that on 31 August 2010, came before me Gary Hudson in person and who has produced his USA Passport № 710939947 as a type of identification and stated that he:

(a)

made the attached instrument; and

(b)

who further stated that he was authorized to and did execute this instrument on behalf of and as Senior Vice President of Four Rivers STT Trading Company Inc a Kentucky company or Four Rivers Real Estate Inc. a Kentucky company or Four Rivers BioEnergy Inc a Nevada company (the “Company”), the entity named in this instrument, as his free act and deed of the Company, by virtue of the authority granted by its bylaws and its board of directors.

/s/ Martin D. Silverman

Martin D. Silverman

NOTARY PUBLIC

My commission expires: At death

The foregoing instrument was prepared this 27th day of August, 2010, by Todd A. Farmer, Attorney at Law, Stout, Farmer & King, PLLC, 329 North 5th Street, Paducah, Kentucky 42002-7766.  THE LEGAL DESCRIPTION CONTAINED HEREIN WAS SUPPLIED BY THE PARTIES, AND THE DRAFTER ASSUMES NO RESPONSIBILITY FOR THE CORRECTNESS THEREOF.

Todd A. Farmer